Exhibit 10.1

January 31, 2002 (as amended through December 7, 2007)

Dr. Hector de J. Ruiz

[Address]

Re:	Employment Agreement

Dear Hector:

On behalf of the Board of Directors of Advanced Micro Devices, Inc. (including any successor thereto, “AMD”), I am pleased to offer you continued employment in the position of Chief Executive Officer of AMD on the terms set forth below.

1. Position.

(a) You will continue to be employed by AMD as its Chief Executive Officer. You will have overall responsibility for the management of AMD and will report directly to its Board of Directors (“Board”). During the Employment Period (as defined below), you will also be nominated to and, if elected by the stockholders of AMD, shall serve on the Board and such committees that you may be appointed to by the Board and, provided that you are elected to serve on the Board, you shall serve as Chairman of the Board.

(b) You will be expected to devote your full business time and attention to the affairs of AMD, and you will not render services to any other business without the prior approval of the Board or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of AMD, except for (i) your current board membership with Eastman Kodak and (ii) managing your personal investments, so long as such activities do not significantly interfere with the performance of your responsibilities as an employee of AMD in accordance with this Agreement. You will be expected to comply with and be bound by AMD’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

2. Term. The original effective date of this Employment Agreement was January 31, 2002 (the “Effective Date”), and it was amended on January 1, 2005, October 27, 2005 and December 16, 2006. This Agreement was originally scheduled to expire on April 25, 2007 (the “Employment Period”), unless sooner terminated pursuant to Section 8 or extended pursuant to this Section 2; provided that your participation in the LTIP (as defined below) award cycles ending in 2004, 2005 and 2006 commenced on October 1, 2004, as set forth in Section 4(c) of this Agreement. Commencing on the fourth (4th) anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall be automatically extended for one (1)-year terms unless either AMD or you shall give the other party not less than ninety (90) days’ prior written notice of the intention to terminate this Agreement (a “Notice of Non-Renewal”).

3. Annual Base Salary. During the Employment Period, you shall receive an annual base salary (the “Annual Base Salary”) of at least $950,000, payable in accordance with AMD’s normal payroll practices. Your Annual Base Salary will be reviewed on an annual basis by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased from time to time, in the discretion of the Compensation Committee. As of the date of this amended Agreement, your Annual Base Salary is $1,124,000. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to you under this Agreement. Annual Base Salary shall not be reduced at any time (including after any such increase), other than as part of an across-the-board salary reduction applicable to other senior officers of AMD. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as adjusted from time to time.

4. Bonus.

(a) You will be eligible to receive an annual bonus (“Annual Bonus”) under AMD’s 2006 Executive Incentive Plan or any successor plan. The target incentive opportunity for your Annual Bonus shall be one hundred fifty percent (150%) of your Annual Base Salary, with a maximum bonus opportunity under such Annual Bonus not to exceed four hundred fifty percent (450%) of your Annual Base Salary, in each case to be paid only upon your achievement of performance criteria established annually by the Compensation Committee. The Annual Bonus shall be paid during your taxable year following the taxable year to which such Annual Bonus relates, or as soon as practicable after release by AMD of its operational results and review of goal accomplishments by the Compensation Committee for the fiscal year unless you and AMD shall have previously agreed to a deferred payment pursuant to the terms of a plan or agreement that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The amount payable under this Section 4 shall not be subject to the further discretion of the Compensation Committee and shall not be reduced except as specifically provided in Section 4(d) or as otherwise agreed to by you.

(b) In addition to the bonus payable in each fiscal year under Section 4(a), you shall be eligible to receive an additional bonus (the “Additional Bonus”) in an amount determined by the Compensation Committee in its discretion. In determining the amount of such additional bonus, the Compensation Committee shall consider, among other things, your contribution to the accomplishment of AMD’s long-range business goals, the success of various corporate strategies in which you participated in reaching those goals, and your unique services in connection with the maintenance or increase in stockholder value of AMD.

(c) You shall be eligible to participate in the 2005 AMD Long Term Incentive Plan (the “LTIP”) or in a replacement plan adopted by the Board during each fiscal year throughout the term of your employment. The target incentive opportunity for your participation under the LTIP shall be an amount equal to two hundred percent (200%) of your Annual Base Salary, with a maximum incentive opportunity under such LTIP not to exceed four hundred percent (400%) of your Annual Base Salary. You shall continue to be eligible for monthly transition participation in AMD’s long term incentive plans in effect for the three-year award cycles ending 2004, 2005 and 2006, and twenty-five percent (25%) (or such lower percentage of any cash award as may be determined by the Compensation Committee) of any award paid to you for such cycles shall be paid in restricted stock issued under the AMD 2004 Equity Incentive Plan. The restrictions on any such awards of restricted stock shall lapse over a two (2) year period, with the restrictions on 25% of the shares subject thereto lapsing on each six (6) month anniversary of the grant date.

(d) The aggregate amount payable to you under Section 4(a) and Section 4(c) in each fiscal year shall not be greater than $10,000,000 or such higher amount as may be permitted under the 2006 Executive Incentive Plan or deductible by AMD for Federal income tax purposes for such fiscal year pursuant to Section 162(m) of the Code; provided, however, that until such time as such 2006 Executive Incentive Plan is amended to increase its $10,000,000 limit to an amount that the Compensation Committee determines in its sole discretion will permit amounts paid to you under Sections 4(a) and (c) to be deductible for Federal income tax purposes, any non-deductible amounts that would otherwise be payable under Sections 4(a) and 4(c) that would exceed the maximum bonus payable in any such fiscal year, if any, (the “Excess Bonus”) shall be carried over (on a “first-in, first-out” basis) and shall be added to the aggregate Annual Bonus and LTIP payments (if any) payable for any of the next three (3) fiscal years, whether or not any one or more of such fiscal years ends before or after the end of the Employment Period; provided that the Excess Bonus is paid during your first taxable year in which AMD reasonably anticipates that the deduction of the payment of the Excess Bonus will not be subject to limitation pursuant to Section 162(m) of the Code in accordance with the provisions of Treasury Regulation Section 1.409A-2(b)(7)(i), and provided further that the Excess Bonus, or portion thereof, may not cause the Annual Bonus and/or the LTIP payments payable in any fiscal year to exceed $10,000,000 or such higher amount as may be permitted under the 2006 Executive Incentive Plan in such fiscal year.

5. Equity Compensation Awards.

(a) You shall be eligible for the grant of equity compensation awards from time to time under the equity compensation plans and arrangements maintained by AMD. Any equity compensation grants made to you pursuant to such plans and arrangements shall be subject to the provisions of this Section 5 and Section 10 hereof, as applicable.

(b) On the Effective Date, you were granted a time-based option to purchase 400,000 shares of AMD’s Common Stock in accordance with the following terms: the option has an exercise price equal to one hundred percent (100%) of the fair market value of AMD’s Common Stock as of the date of grant; of these option shares, 100,000 shares became fully exercisable on October 15, 2002; 100,000 shares became fully exercisable on October 15, 2003; 100,000 shares became fully exercisable on October 15, 2004; 50,000 shares became fully exercisable on October 15, 2005; and 50,000 shares became fully exercisable on October 15, 2006.

(c) On the Effective Date, you were granted a time-based option to purchase 200,000 shares of AMD’s Common Stock in accordance with the following terms: the option has an exercise price equal to one hundred percent (100%) of the fair market value of AMD’s Common Stock as of the date of grant; of these option shares, 50,000 shares became fully exercisable on October 15, 2003; 50,000 shares became fully exercisable on October 15, 2004; 50,000 shares became fully exercisable on October 15, 2005; and 50,000 shares became fully exercisable on June 19, 2006.

(d) On the Effective Date, you were granted an option to purchase 600,000 shares of AMD’s Common Stock (“Performance Accelerated Options”). The Performance Accelerated Options have an exercise price equal to one hundred percent (100%) of the fair market value of AMD’s Common Stock as of the date of grant. For any Measurement Period (as defined below), the vesting with respect to 25,000 Performance Accelerated Options will be accelerated to the earliest possible Measurement Date (the “Release Date”) for that Measurement Period if (i) for any Target Period during that Measurement Period the Average Stock Price meets or exceeds the Stock Price Target for that Target Period and (ii) you are employed on that Release Date. The number of Performance Accelerated Options for which the vesting will be accelerated as of any Release Date will be increased by the number of Performance Accelerated Options on which the vesting has not been accelerated but which would have been accelerated on any preceding Measurement Date had the Stock Price Target been satisfied for a prior Target Period within the current calendar year or the immediately preceding calendar years. Notwithstanding the foregoing, 300,000 of the Performance Accelerated Options shall become fully exercisable on October 31, 2007, reduced by any Performance Accelerated Options the vesting of which has previously been accelerated pursuant to this Section 5(d), and 300,000 of the Performance Accelerated Options shall become fully exercisable on October 31, 2008.

(e) For purposes of this Section 5:

(i) “Average Stock Price” means the sum of the closing prices of AMD’s Common Stock on the New York Stock Exchange as reported in The Wall Street Journal during the applicable Target Period, divided by the number of days in which AMD’s Common Stock traded during such period.

(ii) “Measurement Date” means the fifteenth (15th) calendar day after the end of any Target Period.

(iii) “Target Period” means the calendar month set forth in Column (2) of Exhibit A.

(iv) “Stock Price Target” means a target stock price as set forth in Column (3) of Exhibit A.

(v) “Measurement Period” means any consecutive three (3) month period commencing on or after May 1, 2002, as set forth in Column (1) of Exhibit A.

(f) All options granted to you pursuant to Sections 5(b), 5(c) and 5(d) shall be in addition to, and not in lieu of, any grant of equity compensation awards pursuant to Section 5(a) during the Employment Period. You shall receive annual equity compensation grants no less than the annual equity compensation grants made to other executive officers of AMD commencing in 2003 and continuing throughout the Employment Period.

(g) Each equity compensation award granted pursuant to Sections 5(a), 5(b), 5(c), 5(d) and 5(f) shall be transferable upon your election, to the extent consistent with applicable restrictions under AMD’s registration of the underlying shares with the SEC.

(h) All of your equity compensation awards (including any options that are outstanding on the Effective Date) shall be subject to, and governed by, the terms and provisions in the applicable AMD stock incentive plan, except to the extent of modifications that are expressly provided for in this Agreement. Notwithstanding anything in the applicable AMD stock incentive plan to the contrary, all of your options that are granted pursuant to Section 5 of this Agreement, and all other options held by you either (x) after the Effective Date or (y) prior to the Effective Date with an exercise price on the Effective Date equal to or greater than the fair market value of AMD’s Common Stock on the Effective Date shall be exercisable, to the extent vested, at least for the following periods after the Date of Termination (as defined below):

(i) in the case of a Termination for Death or Disability (as defined below), Retirement (as defined below) or Termination without Cause (as defined below) or Involuntary Termination (as defined below) on or following a Change in Control (as defined below), five (5) years;

(ii) in the case of an Involuntary Termination or a Termination without Cause prior to a Change in Control, two (2) years.

(i) If there is any change in the Common Stock of AMD by reason of any stock dividend, stock split, spin-off, split up, merger, consolidation, recapitalization, reclassification, combination or exchange of shares, or any other similar corporate event or reorganization, however structured, then the number of shares subject to your equity compensation awards, the exercise price of your options and the Stock Price Targets for the Performance Accelerated Options shall be equitably and appropriately adjusted by the Compensation Committee to effectuate the intent of this Section 5. Notice of any adjustment shall be given by AMD to you.

(j) Notwithstanding any other provision of this Section 5 to the contrary, upon an Involuntary Termination, a Termination without Cause, a Termination for Death or Disability or Retirement, all or a portion of any unvested equity compensation awards previously granted to you shall become vested as provided in Section 10 below.

(k) AMD shall register the shares issuable under the equity compensation awards on a Form S-8 registration statement and shall keep such registration statement in effect for the entire period the equity compensation awards remain outstanding.

6. Vacation. You will be eligible for four (4) weeks of paid vacation annually.

7. Other Employee Benefits.

(a) During the period of any service hereunder, you shall also be entitled to receive all other benefits and perquisites which are, and which may be in the future, generally available to members of AMD’s senior management, including without limitation, the group health, disability, and life insurance benefits and participation in any AMD profit sharing, retirement or pension plan, and any other benefits generally available to executive officers of AMD; provided, however, that you shall not be eligible to participate in any cash bonus plan or other cash incentive arrangement available to officers of AMD other than as specifically set forth in this Agreement. You shall be permitted use of a leased airplane consistent with AMD policy for business purposes.

(b) AMD shall reimburse you up to $25,000 each year for out-of-pocket expenses incurred by you for estate planning, financial planning, tax planning and tax return preparation.

(c) If and to the extent that you are required to pay state income taxes to the State of California in connection with income attributable to payments or benefits under this Agreement or income recognized in connection with any option or other equity compensation award granted by AMD, between January 1st and March 31st of each year following the year in which you incur such tax liability, AMD shall pay to you an amount necessary to reimburse you for such state income taxes. In addition, AMD shall pay you an amount necessary to reimburse you for any federal and state income taxes payable with respect to such reimbursement pursuant to this Section 7(c), such that you will be in the same after-tax position as if no such state taxes had been imposed. In no event will the total payments under this Section 7(c) for any taxable year exceed $400,000 ($800,000 in the event payments are made or benefits are provided pursuant to Sections 10(a) or 10(e)). The benefit provided pursuant to this Section 7(c) is herein referred to as the “California Tax Payment.” You will be entitled to the California Tax Payment with respect to income recognized at any time by you in connection with your employment with AMD. In the event that after the close of a taxable year which covers the Employment Period (or a subsequent year in which you recognized income in connection with your employment with AMD), you are required to pay California state income taxes with respect to such taxable year as a result of an audit, claim, investigation or other inquiry by the California Franchise Tax Board (or other California tax authority), AMD shall pay the California Tax Payment for such year by March 31st of the year following the year in which you incurred such liability as a result of the audit, claim, investigation or other inquiry.

8. Employment and Termination. Your employment with AMD will be at-will and may be terminated by you or by AMD at any time for any reason as follows:

(a) You may terminate your employment at any time for Good Reason (as defined below) and AMD may terminate your employment by providing a timely Notice of Non-Renewal (an “Involuntary Termination”);

(b) You may terminate your employment at any time in your discretion without Good Reason (“Voluntary Termination”);

(c) AMD may terminate your employment for “Cause” (as defined below) (“Termination for Cause”);

(d) AMD may terminate your employment without Cause (“Termination without Cause”);

(e) Your employment will terminate upon your Disability (as defined below) and will automatically terminate upon your death (“Termination for Death or Disability”); or

(f) You may terminate your employment at any time after your sixty-fifth (65th) birthday or, with the consent of the Board, at any time after your sixty-first (61st) birthday, and AMD may terminate your employment by providing a Notice of Non-Renewal which would result in the Employment Period ending after your sixty-fifth (65th) birthday (“Retirement”).

(g) Notice of Termination. Any termination by AMD or by you shall be communicated by Notice of Termination to the other party given in accordance with Section 13(f). For purposes of this Agreement, a “Notice of Termination” means (x) a Notice of Non-Renewal or (y) a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by you or AMD to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of yours or of AMD, respectively, hereunder or preclude you or AMD, respectively, from asserting such fact or circumstance in enforcing your or AMD’s rights hereunder.

(h) Date of Termination. “Date of Termination” means (i) if your employment is terminated by AMD other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice (provided that if you receive a Notice of Non-Renewal, the Date of Termination shall be the date on which the Employment Period ends unless subparagraph (ii) below is applicable), (ii) if your employment is terminated by you, thirty (30) days after receipt of the Notice of Termination (provided that AMD may accelerate the Date of Termination to an earlier date by providing you with notice of such action, or, alternatively, AMD may place you on paid leave during such period) and (iii) if your employment is terminated by reason of death or Disability, the Date of Termination shall be the date of your death or the Disability Effective Date (as defined below), as the case may be.

9. Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Good Reason” shall mean in the absence of your written consent:

(i) the assignment to you of any duties inconsistent with your title, position, authority, duties or responsibilities as contemplated by Section 1, or any other action which results in a diminution in such title, position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by AMD promptly after receipt of notice given by you; provided that if AMD appoints any person as President other than yourself on or after AMD’s Annual Meeting in 2002, and you remain Chief Executive Officer of AMD, such appointment shall not constitute Good Reason;

(ii) any failure by AMD to comply with any of the provisions of Sections 3, 4 or 5, or any other material breach by AMD of any of its obligations hereunder, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by AMD promptly after receipt of notice thereof given by you;

(iii) any failure by AMD to nominate you for election to the Board or, if so nominated, the failure to be elected to the Board;

(iv) a request by the Board that you no longer serve as Chairman of the Board pursuant to Section 1(a), except where such request is made to comply with law or regulations issued by the Securities Exchange Commission or the New York Stock Exchange or any similar regulatory or self-regulatory agency or organization;

(v) any termination by AMD of your employment otherwise than as expressly permitted pursuant to Section 8 of this Agreement;

(vi) the delivery of a Notice of Non-Renewal by AMD which would result in the Employment Period ending prior to your sixty-fifth (65th) birthday;

(vii) any requirement that you be relocated, without your consent, anywhere more than fifty (50) miles from Austin, Texas;

(viii) the occurrence of a Change in Control (as defined below); or

(ix) any failure by AMD to comply with and satisfy Section 13(e).

If you do not deliver to AMD a Notice of Termination within sixty (60) days (one hundred eighty (180) days on or following a Change in Control) after you have knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason.

(b) “Cause” means the termination of your employment by AMD for repeated failure to perform assigned duties (other than by reason of your Disability) after being notified in writing of such failure with an opportunity to correct, or if you are determined by a court of law or pursuant to Section 12 below to have committed or participated in a willful act of embezzlement, fraud or dishonesty which resulted in material loss, material damage or material injury to AMD. For purposes of this provision, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of AMD. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for AMD shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of AMD. The cessation of your employment shall not be deemed to be for Cause unless and until (i) there shall have been delivered to you a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity to be heard by the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described above, and specifying the particulars thereof in detail; provided, however, that on or following a Change in Control, any such resolution must be adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board (excluding you) and (ii) if you contest such finding, the arbitrators by final determination in an arbitration proceeding pursuant to Section 12 hereof have concluded that your conduct met the standard for termination for Cause above and that the Board’s conduct met the standards of good faith and satisfied the procedural and substantive conditions of this Section 9(b). If AMD does not deliver to you a Notice of Termination within sixty (60) days after the Board has knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause.

(c) “Change in Control” means a change in control of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or in response to any other form or report to the Securities and Exchange Commission or any stock exchange on which AMD’s shares are listed which requires the reporting of a change of control. In addition, a Change in Control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of AMD (not including in the securities beneficially owned by any person, any securities acquired directly from AMD or any of its affiliates), representing more than 20% of the combined voting power of AMD’s then outstanding securities; or (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of AMD representing more than 35% of the combined voting power of AMD’s then outstanding securities; or (iii) in any two-year period without your consent, individuals who were members of the Board at the beginning of such period plus each new director whose election or nomination for election was approved by at least two-thirds of the directors in office immediately prior to such election or nomination, cease for any reason to constitute at least a majority of the Board; (iv) there is consummated a merger or consolidation of AMD with or into any other entity, other than a merger or consolidation which would result in the holders of the voting securities of AMD outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation more than 50% of the combined voting power of the voting securities of either AMD or the other entity which survives such merger or consolidation; (v) the stockholders of AMD approve a plan of complete liquidation of AMD or there is consummated the sale or disposition by AMD of all or substantially all of AMD’s assets, other than a sale or disposition by AMD of all or substantially all of AMD’s assets to an entity at least 65% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of AMD immediately prior to such sale; or (vi) a majority of the members of the Board in office prior to the happening of any event and who are still in office after such event, determines in its sole discretion within one year after such event, that as a result of such event there has been a Change in Control.

(d) “Disability” means your absence from your duties with AMD on a full-time basis for 180 days during any consecutive twelve-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by AMD and acceptable to you or by the company which administers AMD’s long-term disability plan in which you are eligible to participate. If AMD determines in good faith that your Disability has occurred during the Employment Period, it may give you written notice in accordance with Section 8(g) of this Agreement of its intention to terminate your employment. In such event, your employment shall terminate effective on the thirtieth (30th) day after your receipt of such notice (the “Disability Effective Date”), unless, within the thirty (30) days after such receipt, you shall have been cleared by the physician to return to work and have returned to full-time performance of your duties.

10. Separation Benefits.

(a) Termination Without Cause or Involuntary Termination Prior to a Change in Control. In the event of a Termination without Cause or an Involuntary Termination or your termination on account of your accidental death after you have provided a Notice of Termination for an Involuntary Termination,

(i) AMD shall pay to you in a lump sum in cash within thirty (30) days after the Date of Termination (or such later date as may be specified below for such payment):

(A) the amount equal to the sum of (x) the product of (i) two multiplied by (ii) your Annual Base Salary plus (y) the sum of the highest (i) Annual Bonus, (ii) Additional Bonus, and (iii) LTIP payment paid to you (measured, with respect to LTIP payments made in the form of AMD’s Common Stock, using the closing price of AMD’s Common Stock on the New York Stock Exchange as reported in the Wall Street Journal on the date on which the amount of such AMD Common Stock to be delivered to you was finally determined by the Compensation Committee) for any of the three (3) years prior to the Date of Termination (this sum of the Annual Bonus, Additional Bonus and LTIP payment shall not exceed $10,000,000 in the aggregate (or such higher limit as may be permitted under the 2006 Executive Incentive Plan, or any successor or replacement plan) and shall be referred to as the “Recent Annual Bonus”) (including as paid for this purpose any compensation earned but deferred, whether or not at your election);

(B) the sum of (x) your Annual Base Salary through the Date of Termination to the extent not theretofore paid, plus (y) the product of (I) the Annual Bonus that you would have received had you remained Chief Executive Officer through the end of the calendar year in which occurs your Date of Termination, multiplied by (II) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365, but only to the extent not previously paid; provided that any payments pursuant to this paragraph (B) shall be made within 30 days following the end of the calendar year in which occurs your Date of Termination; and

(C) a pro-rata portion (based on your months of service during each applicable outstanding award cycle under the LTIP or any prior long term incentive plan) of any payments that you would have received under the LTIP or any other such plan for each award cycle in which you are a participant and had you remained Chief Executive Officer through the last day of such award cycle without regard to your not being employed on such date; provided, however, that any determination of the amount of payments to which you are entitled under this subsection (C) shall be made solely with reference to Company performance through the end of the calendar quarter that immediately precedes the Date of Termination and in the case of distributions under the LTIP, payment shall be made by distribution of unrestricted shares of AMD Common Stock pursuant to the restricted stock unit award granted to you under the LTIP; and provided further that all payments shall be made as soon as practicable (but in no event more than 45 days) following the Date of Termination; and

(D) any remaining Excess Bonus, provided that any payments pursuant to this subparagraph (D) shall be paid consistent with the provisions in Section 4(d) (the sum of the amounts described in subparagraphs (B), (C) and (D) shall be hereinafter referred to as the “Accrued Obligations”).

Notwithstanding the foregoing, in the event that an Involuntary Termination occurs by reason of a Notice of Non-Renewal pursuant to Section 8(a), AMD shall be required to pay to you instead of the amount specified in subparagraph (A) above only an amount equal to two (2) times your Annual Base Salary.

(ii) AMD shall pay you the accrued Retirement Benefit (as defined below);

(iii) For 24 months following the Date of Termination, AMD shall continue to provide medical and dental benefits to you, your spouse and your eligible dependents on the same basis as such benefits are provided during such period to the senior executive officers of AMD; provided that such benefits shall be secondary to any other coverage obtained by you and further provided that the aggregate amount of benefit payments for each of you and your spouse shall not exceed $1,000,000 in lifetime benefits or such larger limit available under AMD’s medical plans (the “Medical Benefits”); provided, however, that if AMD’s welfare plans do not permit such coverage, AMD will provide you the Medical Benefits (with the same after tax effect) outside of such plans either through the purchase of insurance or otherwise through a reimbursement arrangement conforming to the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv);

(iv) All of the AMD stock options granted pursuant to this Agreement and all other AMD stock options granted to you either (x) after the Effective Date or (y) prior to the Effective Date with an exercise price on the Effective Date equal to or greater than the fair market value of AMD’s Common Stock on the Effective Date shall vest and be fully exercisable. All restrictions on any AMD equity compensation awards granted to you after the Effective Date (other than AMD restricted stock units granted and which become vested based on the achievement of performance targets pursuant to the terms of the LTIP, whose vesting shall be governed by Section 10(a)(i)(C) above) shall immediately lapse and such awards shall become nonforfeitable;

(v) To the extent not theretofore paid or provided, AMD shall timely pay or provide to you any other amounts or benefits required to be paid or provided or which you are eligible to receive under any plan, program, policy or practice or contract or agreement of AMD and its affiliates, including accrued vacation to the extent unpaid through the Date of Termination, through the Date of Termination, (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”);

(vi) The California Tax Payment pursuant to Section 7(c); and

(vii) For a period of ten (10) years following the Date of Termination, you shall continue to be indemnified under AMD’s Certificate of Incorporation and Bylaws at least to the same extent as prior to the Date of Termination and you shall continue to be covered by the directors’ and officers’ liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or shall be provided coverage at least equivalent to, those carried prior to the Date of Termination (the “Indemnification Benefit”).

(b) Termination for Death or Disability. In the event of a Termination for death (other than your accidental death after you have provided a Notice of Termination for an Involuntary Termination) or Disability prior to your having provided a Notice of Termination, this Agreement shall terminate without further obligations to you other than to pay and provide you (or your estate or surviving spouse, as the case may be) with (i) the Accrued Obligations, (ii) the accrued Retirement Benefit, (iii) the Medical Benefits for your life and the life of your spouse, (iv) the Other Benefits, (v) the California Tax Payment pursuant to Section 7(c) and (vi) the Indemnification Benefit. In addition, all of your AMD options that would have become vested within twenty four (24) months of your Date of Termination and that are (A) granted pursuant to this Agreement or (B) that were granted to you either (x) after the Effective Date or (y) prior to the Effective Date with an exercise price on the Effective Date equal to or greater than the fair market value of AMD’s Common Stock on the Effective Date shall vest and be fully exercisable. All restrictions on any AMD equity compensation awards other than AMD options granted to you after the Effective Date (other than AMD restricted stock units granted and which become vested based on the achievement of performance targets pursuant to the terms of the LTIP, whose vesting shall be governed by Section 10(a)(i)(C) above) shall immediately lapse and such awards shall become nonforfeitable.

(c) Voluntary Termination. In the event of a Voluntary Termination, this Agreement shall terminate without further obligations to you other than to pay and provide you with (i) your Annual Base Salary to the extent unpaid, (ii) any Excess Bonus, (iii) the accrued Retirement Benefit, (iv) the Other Benefits and (v) the Indemnification Benefit.

(d) Termination for Cause. In the event of a Termination for Cause, this Agreement shall terminate without further obligations to you other than the obligation to pay and provide you with (i) your Annual Base Salary to the extent unpaid and (ii) the Other Benefits.

(e) Termination without Cause or Involuntary Termination on or following a Change in Control. In the event of a Termination without Cause or an Involuntary Termination (or your termination on account of your accidental death after you have provided a Notice of Termination for an Involuntary Termination), (i) within twelve (12) months after a Change in Control or (ii) prior to a Change in Control and you reasonably demonstrate that such termination (or event that constitutes Good Reason) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control,

(i) AMD shall pay to you in a lump sum within thirty (30) days after the Date of Termination:

(A) the amount equal to (x) the product of three (3) multiplied by your Annual Base Salary plus (y) the Recent Annual Bonus;

(B) the Accrued Obligations;

(ii) AMD will pay and provide you with (A) the accrued Retirement Benefit, (B) the Medical Benefits for your life and the life of your spouse, (C) the Other Benefits, (D) the California Tax Payment pursuant to Section 7(c); and

(iii) All of your AMD stock options shall vest and be fully exercisable and the restrictions on all of your other AMD equity compensation awards (other than AMD restricted stock units granted and which become vested based on the achievement of performance targets pursuant to the terms of the LTIP, whose vesting shall be governed by Section 10(a)(i)(C) above) shall immediately lapse and such awards shall become nonforfeitable.

(f) Retirement. In the event of your Retirement:

(i) You shall be entitled to an annual retirement benefit payable monthly (the “Retirement Benefit”) equal to (A) a service-related percentage (the “Accrual Percentage”) of the average of one-twelfth (1/12) of your Annual Base Salary (up to the maximum limit described below) for the three (3) years in which such amount was highest within the last ten (10) years of the Employment Period less (B) the monthly annuity equivalent of any benefit payable to you pursuant to (x) AMD’s tax-qualified defined benefit retirement plan and (y) any nonqualified defined benefit retirement plan maintained by AMD in which you participate (it is understood that there shall be no reduction relating to amounts payable to you pursuant to the Supplemental Agreement referred to in Section 13(g)). In calculating the Retirement Benefit, your Accrual Percentage shall be four percent (4%) for each of your first ten full years of service with AMD. Notwithstanding the foregoing, (i) for purposes of calculating the Retirement Benefit, Annual Base Salary shall not exceed $1,000,000, increased by a compound annual rate of three percent (3%) from January 1, 2002 and (ii) in the event payments are made or benefits are provided pursuant to Section 10(e), you shall be credited with additional two (2) years of service credit.

Prior to December 31, 2007, you may elect to have the normal form of payment of the Retirement Benefit be in the form of a single lump sum payment, which shall be made as soon as practicable following the Date of Termination. Any such lump sum payment shall be actuarially equivalent to the life annuity (with 10 years guaranteed) form of the Retirement Benefit that is otherwise payable to you upon attainment of age sixty five, as described below, (but determined based on your service to AMD through the Date of Termination) and will be calculated by the Company using an interest rate of five percent (5%) and the mortality table published in Revenue Ruling 2001-62. If no such election is made, the normal form of payment for the Retirement Benefit shall be a life annuity, guaranteed for ten (10) years commencing the first month after your sixty-fifth (65th) birthday. In lieu of having the Retirement Benefit paid in the form of a life annuity, you may elect that, upon your death (whether prior to or after commencement of the Retirement Benefit), your surviving spouse shall be paid an annual benefit of up to one hundred percent (100%) of the Retirement Benefit for her life. If you make this election, the amount of the benefit payable to you shall be actuarially reduced in the same manner as any payments to you from AMD’s tax-qualified defined benefit retirement plan or, if no such tax-qualified plan is maintained by AMD, such benefit shall be reduced consistent with the group annuity mortality table and interest assumptions specified in the General Agreement on Tariffs and Trade (GATT Agreement) as of the date which is two (2) months prior to the date of election of the alternate form of annuity.

In addition, the Retirement Benefit shall be payable in such other forms and at such other times as may be provided under AMD’s tax-qualified defined benefit retirement plan. If you wish to subsequently modify the time and/or form of payment of your Retirement Benefit, a modification election must be submitted to AMD prior to the Date of Termination (and, to the extent applicable, more than 12 months prior to the date on which the first Retirement Benefit payment was scheduled to be made). Such election will be irrevocable upon receipt by AMD and will become effective 12 months after the submission date. In addition, to the extent required to comply with Code Section 409A, the date on which payments of the Retirement Benefit are to commence under the modified payment schedule must be no earlier than five years after the date payment would have commenced under the original payment schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

The Retirement Benefit shall be an unfunded and unsecured obligation of AMD and shall be paid out of the general assets of AMD.

(ii) AMD will pay and provide you with (A) the Accrued Obligations, (B) the Medical Benefits for your life and the life of your surviving spouse, (C) the Other Benefits, (D) the California Tax Payment pursuant to Section 7(c) and (E) the Indemnification Benefit; and

(iii) all of your AMD options that are (A) granted pursuant to this Agreement or (B) that were granted to you either (x) after the Effective Date or (y) prior to the Effective Date with an exercise price equal to or greater than the fair market value of AMD’s Common Stock on the Effective Date shall vest and the restrictions on all of your other AMD equity compensation awards (other than AMD restricted stock units granted and which become vested based on the achievement of performance targets pursuant to the terms of the LTIP, whose vesting shall be governed by Section 10(a)(i)(C) above) shall immediately lapse and such awards shall become nonforfeitable.

(g) Condition. AMD shall not be required to make the payments and provide the benefits specified in this Section 10 (except for any unpaid portion of your Annual Base Salary through the Date of Termination and the Other Benefits, to the extent required by applicable law) unless you execute and deliver to AMD a termination and general release agreement (substantially in the form attached hereto as Exhibit B) within sixty (60) days after the Date of Termination and do not revoke such release.

(h) Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by AMD or any of its affiliated companies and for which you may qualify, nor, subject to Section 13(g), shall anything herein limit or otherwise affect such rights as you may have under any contract or agreement with AMD or any of its affiliated companies. Amounts which are vested benefits or which you are otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with AMD or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement; provided that you shall not be eligible for cash severance benefits under any other program or policy of AMD.

(i) Full Settlement. AMD’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which AMD may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not you obtain other employment.

(j) Excise Taxes. If all or any portion of the amounts payable to you on your behalf under this Agreement or otherwise are subject to the excise tax imposed by Section 4999 of the Code or similar state tax and/or assessment (the “Excise Tax”), AMD shall pay to you an amount necessary to place you in the same after-tax position as you would have been in had no such Excise Tax been imposed (the “Excise Tax Restoration Payment”). The amount payable pursuant to the preceding sentence shall be increased to the extent necessary to pay income and excise taxes due on such amount. With respect to each payment that is subject to the Excise Tax, the related Excise Tax Restoration Payment shall be paid to you on, or as soon as practicable following, the payment date (and in any event, such Excise Tax Restoration Payment shall be paid to you by the end of the calendar year next following the calendar year in which you remit the Excise Tax). The determination of the amount of any such Excise Tax Restoration Payment shall be made by the independent accounting firm employed by AMD immediately prior to the Change in Control, or if such firm declines to perform such determination, such nationally recognized independent accounting firm as may be selected by AMD.

(k) Compliance with Section 409A of the Code.

(i) Delay of Payments in Certain Circumstances. Notwithstanding any provision to the contrary in the Agreement, if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which you are entitled under Section 10 of this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your “separation from service” with AMD (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of your death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 10(k) (plus interest earned on any such amounts that are deposited to a trust as specified below) shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. In the event that payments are deferred pursuant to this Section 10(k), at your request AMD shall establish an irrevocable trust and contribute to it such deferred payments during the period they are deferred. Such trust shall conform to the model “rabbi trust” agreement provided by the Internal Revenue Service in Revenue Procedure 92-64, as revised from time to time, and shall be structured as an unfunded arrangement.

(ii) Cooperation. AMD agrees to structure the payments and benefits described in this Agreement, and your other compensation, to be exempt from or to comply with the requirements of Section 409A of the Code to the extent applicable. AMD will not take any action (or omit to take any action that is required to be taken) in respect of your compensation or benefits, other than as expressly required by applicable law, that would cause you to incur tax under Section 409A of the Code unless you request the action (or omission). If you or AMD believes, at any time, that any feature of your compensation or benefits does not comply with (or is not exempt from) Section 409A of the Code or that any action taken or contemplated to be taken (including any failure to take action) in regards to your compensation or benefits caused or might cause a violation of Section 409A of the Code, you or AMD will promptly advise the other and will reasonably negotiate in good faith to amend the terms of the payments or benefits or alter the action or contemplated action (in a manner that in the aggregate does not have a material adverse economic effect on you) in order that your payments or benefit arrangements comply with (or are exempt from) the requirements of Section 409A of the Code or in order to mitigate any additional taxes that may apply under Section 409A of the Code if compliance or exemption is not practicable. If it is not possible to amend the terms of the payments or benefits or alter the action in a way that causes your payments or benefit arrangements to comply with (or be exempt from) the requirements of Section 409A of the Code, you and AMD will reasonably negotiate in good faith to amend the terms of your payments or benefits (including if necessary through payments made to you either before or after you have ceased employment) to put you in an economic position materially equivalent to the position you would have been in had the payments and benefits complied with (or been exempt from) Section 409A of the Code.

(l) Indemnification Agreement. In the event you are made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal or administrative, by reason of the fact that you are or were a director or officer of AMD or serve or served any other corporation fifty percent (50%) or more owned or controlled by AMD in any capacity at AMD’s request, you shall be indemnified by AMD, and AMD shall pay your related expenses when and as incurred, all to the full extent permitted by law. Any termination of your employment or this Agreement shall have no effect on the continuing operation of this Section 10(l).

11. No Solicitation. During the term of your employment with AMD and for (1) year thereafter, you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of AMD to terminate his or her employment with AMD.

12. Mandatory Arbitration. Subject to the provisions of this Section 12, any controversy or claim between you and AMD arising out of or relating to or concerning this Agreement or any aspect of your employment with AMD or the termination of that employment will be finally settled by arbitration in San Jose, California by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum. AMD shall pay all of the fees, if any, and expenses (other than legal fees, except as provided in Section 13) of such arbitration, incurred in connection with the arbitration regardless of the final outcome of such arbitration. The parties will be entitled to reasonable discovery of essential matters of determination by the arbitrator. In the arbitration, the parties will be entitled to all remedies that would have been available if the matter were litigated in a court of law.

13. Miscellaneous.

(a) Captions and Amendments. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Authority to Enter into Agreement. AMD represents that its Chairman of the Compensation Committee has due authority to execute and deliver this Agreement on behalf of AMD.

(c) Absence of Conflicts. You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party.

(d) Costs. AMD will pay or reimburse (i) all legal fees and expenses incurred by you (A) in contesting or disputing any termination of employment by AMD or in seeking to obtain or enforce any right or benefit provided by this Agreement on or after a Change in Control (you shall have no obligation to repay any such legal fees or expenses regardless of the outcome of any contest or dispute), or (B) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder and (ii) all legal fees and expenses incurred by you in contesting or disputing any termination of employment by AMD prior to a Change in Control or in seeking to obtain or enforce any right or benefit under this Agreement prior to a Change in Control, in each case provided you substantially prevail on your claims.

(e) Successors. This Agreement is binding on and may be enforced by AMD and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to AMD or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of AMD’s obligations under this Agreement. As used in this Agreement, “AMD” shall mean AMD as hereinbefore defined and any successor to its business and/or assets as aforesaid.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:

at your current primary residential

address as shown on the records of AMD

If to AMD:

Advanced Micro Devices, Inc.

5204 East Ben White Blvd.

Mailstop 500

Austin, Texas 78741

Telephone: (512) 602-1000

Facsimile Number: (512) 602-7427

Attention: Harry Wolin, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(g) Entire Agreement. This Agreement, including the attached Exhibits, supersedes the Amended and Restated Employment Agreement, effective as of January 13, 2000, between AMD and you, a copy of which is attached hereto as Exhibit C (the “Supplemental Agreement”) and represents the entire agreement between us concerning the subject matter of your employment by AMD; provided that Section 5 of the Supplemental Agreement shall not be superseded or replaced by this Agreement and shall continue to be of full force and effect and governed by the terms of the Supplemental Agreement; and provided further that the term “Cause” used in Section 8(a) of the Supplemental Agreement shall have the meaning ascribed to such term in Section 9(b) hereof.

(h) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without reference to conflict of laws provisions.

(i) Validity and Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(j) Tax Withholding. AMD may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(k) Waiver. Failure by you or AMD to insist upon strict compliance with any provision of this Agreement or the failure to assert any right you or AMD may have hereunder, including, without limitation, your right to terminate employment for Good Reason pursuant to Section 8(a) or AMD’s right to terminate you for Cause pursuant to Section 8(c), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(l) Sections. Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.

Hector, we look forward to your continuing employment with AMD. Please indicate your acceptance of the terms of this Agreement by signing in the place indicated below.

Very truly yours,

/s/ Bruce L. Claflin
Bruce L. Claflin, Chairman,
Compensation Committee of
Advanced Micro Devices, Inc.

Accepted:

/s/ Hector de J. Ruiz, Ph. D.	December 12, 2007
Hector de J. Ruiz, Ph.D.